SUB-ITEM 77O -- TRANSACTIONS EFFECTED PURSUANT TO
                             RULE 10F-3

On October 2, 2003, Mellon National Intermediate Municipal Fund (the "Fund"), a series of Mellon Funds Trust (the "Trust"), purchased, at slightly above par value, the following bonds (the "Bonds") in the amount noted on the attached report:

Commonwealth of Massachusetts-2003-Series D, 5.25% Bonds due October 1, 2021 - 57582NSP1

The Fund purchased its share of the Bonds through UBS Financial Services, the lead member of the underwriting syndicate which offered the Bonds to investors (the "Underwriting Syndicate"), and designated that certain members of the Underwriting Syndicate provide the portion of the Bonds to the Fund in accordance with the following allocation:

UBS Paine Webber Inc.                   50%
Corby                                    5%
Eastern Bank                             5%
Goldman Sachs                           10%
Merrill Lynch                           10%
Lehman                                  10%
Citigroup                               10%

(each, a "Syndicate Member"). Such allocation applied to the Fund's purchase of the Bonds in the aggregate, each of which was made from each Syndicate Member's own account. Mellon Financial Markets, Inc., an affiliate of the Fund, was a member of the Underwriting Syndicate; however, it received no benefit in connection with the Fund's transaction. The Fund paid a spread of 5.00 basis points per Bond purchased, which was allocated pro rata among the Syndicate Members in accordance with the percentages shown above. No other member of the underwriting Syndicate received any economic benefit from the Fund's purchase of the Bonds.



The following is a list of the members of the Underwriting Syndicate:

UBS Paine Webber Inc.
Bear Sterns
Goldman Sachs
JP Morgan
Lehman
Citgroup
Advest
Ag Edwards
CIBC
Corby
Eastern Bank
First Albany
Janney Montgomery
Mellon Finl Mkts
Merrill Lynch
Morgan Stanley
Oppenheimer
Quick & Reilly
Sam Ramirez & Co
Raymond James
RBC Dain Rauscher
Wachovia





REPORT OF PURCHASE OF SECURITIES
IN COMPLIANCE WITH RULE 10F-3

This report must be completed on the date of purchase and must be provided promptly to the portfolio management department head and to the legal department.  Any changes to the information provided herein must be reported immediately to each of these departments.
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1.    Name of Dreyfus/MPAM Fund:  Mellon National Intermediate Municipal Bond

2.    Total Net Assets of Fund:    $681,245,628.00

3.    Type of Security:             Municipal Bond

4.    Description of Security Purchased: Commonwealth of Massachusetts-2003 Series D-
      5 1/4 %- 10/21/2021 Cusip:57582NSP1

5.    Purchased per Firm Commitment Underwriting?    YES

6.    Security Rating:    Aa2/AA-/AA-

7.    Name of Underwriting Syndicate
      Dealer Effecting Transaction: UBS Financial Services

8.    Name of Affiliated Underwriter in
      Underwriting Syndicate:       Mellon Financial Markets

9.    Issue Size:             $1,033,595,000.00

10.   Amount Purchased by Fund:     $5,000,000.00

11.   Percentage of Principal Amount of Offering
          Purchased by Fund (not to exceed 25% of
          offering with  respect to all Dreyfus-managed funds):  .31%

12.   Amount Purchased as a Percentage of Fund Assets:  .48%

13.   Purchase Price of Securities (if at par, so state):  $105.625

14.   Commission/Spread Received by Principal
           Underwriters:      $5.00/bond

15. Were the Securities purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of the Securities in that offering or any concurrent offering of the Securities (except, with respect to the purchase of any eligible foreign offering, for any rights to purchase that were required by law to be granted to existing security holders of the issuer)? YES. If the Securities were offered for subscription upon exercise of rights, were the Securities purchased on or before the fourth day preceding the day on which the rights offering terminated? N/A

16. If the Securities were part of an issue registered under the Securities Act of 1933, as amended, that was offered to the public, or was purchased pursuant to an eligible foreign or Rule 144A offering, was the issuer of the Securities in continuous operation for not less than three years, including the operations of any predecessors? N/A

17. Was the commission, spread or profit received or to be received by the principal underwriters of the Securities reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities being sold during a comparable period of time? YES

18. Did the Fund's purchase of the Securities benefit any underwriter affiliated with the Fund directly or indirectly or, with respect to any eligible municipal securities, was it designated as a "group sale" or otherwise allocated to the affiliated underwriter's account? No


/s/ JOHN FLAHIVE              Purchase Date: 2/14/2002
    ------------
Portfolio Manager

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